EXHIBIT 10.17

WASHINGTON GROUP INTERNATIONAL, INC.

EQUITY AND PERFORMANCE INCENTIVE PLAN

PERFORMANCE UNIT PARTICIPANT AGREEMENT

This Agreement (the “Agreement”), dated as of                              , is made by and between Washington Group International, Inc., a Delaware corporation hereinafter referred to as “Corporation”, and                                                     , an employee of the Corporation or Subsidiary of the Corporation, hereinafter referred to as “Participant.”

WHEREAS, the Corporation wishes to afford the Participant an opportunity to earn incentive compensation under the Corporation’s Long-Term Incentive Program (“LTIP”) by achieving objectives that are in the long-term interest of the Corporation and its shareholders; and

WHEREAS, the Board may authorize the granting of Performance Units under the Plan (as hereinafter defined), the terms of which are hereby incorporated herein by reference and made a part hereof; and

WHEREAS, the Board has authorized the grant of Performance Units to the Participant by a resolution duly adopted on                                                 , and incorporated herein by reference;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do agree as follows:

ARTICLE I

DEFINITIONS

Wherever the following terms are used in this Agreement with initial capital letters, they shall have the meanings specified in the Plan unless the context clearly indicates otherwise.

Section 1.1 – Board

Section 1.2 – Change in Control

Section 1.3 – Code

Section 1.4 - Common Shares

Section 1.5 - Corporation

Section 1.6 – Management Objectives

Section 1.7 – Subsidiary

Section 1.8 – Years of Service

Wherever the following terms are used in this Agreement with initial capital letters, they shall have the meanings specified below unless the context clearly indicates otherwise.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.9 - Beneficiary

“Beneficiary” means the person or persons properly designated by the Participant to receive the Participant’s benefits under this Agreement in the event of the Participant’s death, or if the Participant has not designated such person or persons, or such person or persons shall all have pre-deceased the Participant, the executor, administrator, or personal representative of the Participant’s estate.  Designation, revocation, and redesignation of beneficiaries must be made in writing in accordance with rules established by the Corporation and shall be effective upon delivery to the Corporation.

Section 1.10 - Compensation Committee

“Compensation Committee” means the compensation committee of the Board, as constituted from time to time.

Section 1.11 – Par Value

“Par Value” means the value assigned to each Performance Unit at the time of grant and represents the amount that the Corporation will pay for each Performance Unit if the Corporation achieves 100% of its predetermined Management Objectives during the applicable Performance Period.

Section 1.12 – Performance Period

“Performance Period” means the three-fiscal-year period of the Corporation commencing                                   , and ending                                        ; provided, however, that the Performance Period may be shortened in the event of a Change in Control as set forth in Section 4.4.

Section 1.13 – Performance Unit

“Performance Unit” means a bookkeeping entry that records a right to payment, the value of which is contingent upon performance as measured against pre-determined Management Objectives over the Performance Period.

Section 1.14 - Plan

“Plan” means the Washington Group International, Inc. Equity and Performance Incentive Plan, as the same may be amended or restated from time to time.

ARTICLE II

AWARD OF PERFORMANCE UNITS

Section 2.1 – Grant of Award

In consideration of the Participant’s execution of this Agreement and for other good and valuable consideration, on the date hereof, the Corporation irrevocably awards to the Participant           Performance Units with a Par Value of $10.00 per unit, upon the terms and subject to the conditions set forth in the Plan and in this Agreement.

Section 2.2 – Performance Measures

The Management Objectives that will be used to determine the actual value of the Performance Units awarded under this Agreement will be the Corporation’s average earnings per share (“EPS”) of

Common Shares during the Performance Period and the Corporation’s average return on invested capital (“ROIC”) during the Performance Period.  A separate target goal for each Management Objective (EPS and ROIC) has been established for each year of the Performance Period.  These target goals are set forth on Exhibit A to this Agreement.  The average EPS and the average ROIC will be determined by calculating the percentage of the target goal achieved each year (i.e., dividing each year’s actual results for EPS and ROIC by the respective target goal for that year) and then calculating the average of the percentages for all years in the Performance Period (i.e., adding the percentages and dividing by the number of years in the Performance Period).

Example:  If Corporate ROIC equaled 100% of the target goal in [first year], 120% of the target goal in [second year] and 110% of the target goal in [third year], then the three-year average ROIC would equal 110%.

EPS for any year will be calculated by dividing net income (as defined for the Short-Term Incentive Plan) by the weighted average number of Common Shares outstanding during the year, excluding shares issued upon the exercise of warrants issued under the Company’s plan of reorganization.

ROIC for any year will be calculated by dividing net income (as defined for the Short-Term Incentive Plan) + tax effected interest expense by the average equity and debt (excluding cash in excess of $50 million).

All amounts will be determined by the Corporation’s finance department and certified by the Compensation Committee.

Section 2.3 – Performance Unit Values

At the end of the Performance Period, the Compensation Committee shall value each Performance Unit using the Performance Unit Value Matrix set forth in Exhibit A and the Corporation’s actual results during the Performance Period.  Notwithstanding any other provision of this Agreement or the Plan, no Performance Unit awarded under this Agreement may have a value greater than $20.00.  For levels of actual performance between any two amounts set forth on the Performance Unit Value Matrix, the value of the Performance Units will be calculated by prorating between the values assigned to the specified performance levels, giving equal weighting to each Management Objective.

ARTICLE III

Section 3.1 – Payment in Ordinary Course

If the Participant remains actively employed with the Corporation or a Subsidiary through the date of payment, the value of the Performance Units shall be paid to the Participant as soon as administratively practical after the February Board meeting following the end of the Performance Period.  Payment shall be in cash except that the Compensation Committee may determine in its discretion to permit payment in the form of Common Shares or Deferred Shares or an election to receive Deferred Shares of the Corporation, subject to availability under the Plan, to the extent necessary for the Participant to satisfy any applicable stock ownership guidelines.

Section 3.2 – Payment in the Event or Retirement, Death or Disability

Notwithstanding the foregoing, if, solely because of the Participant’s death, permanent and total disability (within the meaning of Section 22(c)(3) of the Code) or retirement at or after the attainment of (a) age 65, (b) age 55 with at least 10 Years of Service, or (c) 30 Years of Service, the Participant’s

employment with the Corporation or a Subsidiary terminates before payment is made but at least 180 days after the Performance Units were granted, the Participant (or the Beneficiary in the case of the Participant’s death) shall be entitled to receive a prorated portion of the value of the Performance Units as soon as administratively practical after the February Board Meeting following the end of the Performance Period.  The amount that the Participant (or Beneficiary) shall be entitled to receive shall be determined by multiplying the value of the Performance Units by a fraction, the numerator of which is the number of days during the Performance Period that the Participant was employed by the Corporation or a Subsidiary and the denominator of which is the total number of days in the Performance Period.

Section 3.3 – Taxes

Any taxes required by federal, state or local laws due on payment of the value of Performance Units will be withheld by the Corporation.  The Participant hereby authorizes the necessary withholding by the Corporation to satisfy such tax withholding obligations prior to payment.

ARTICLE IV

OTHER PROVISIONS

Section 4.1 – No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Subsidiary, or shall interfere with or restrict in any way the rights of the Corporation or its Subsidiaries, which are expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause.

Section 4.2 – Administration

The Board shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon the Participant, the Corporation and all other interested persons.  No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or a Performance Unit.

Section 4.3 – Performance Units Not Transferable

Performance Units under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution; provided, however, the Participant may designate a Beneficiary to receive payment after his death.  No Performance Unit or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.3 shall not prevent transfer by will or by the applicable laws of descent and distribution.  During the Participant’s lifetime, the value of Performance Units shall be paid only to the Participant or his guardian or legal representative.

Section 4.4 – Change in Control

The Performance Period shall end immediately upon the occurrence of a Change in Control and the value of each Performance Unit shall be equal to the greater of (a) the Par Value set forth in this Agreement and (b) the value determined under Section 2.3 of this Agreement based upon the Corporation’s actual results for the shortened Performance Period.  The value of the Performance Units shall become payable immediately upon the Change in Control.

Section 4.5 – Amendment

This Agreement is subject to the Plan. The Board may amend the Plan and the Compensation Committee may amend this Agreement at any time and in any way, except that any amendment of the Plan or this Agreement that would impair the Participant’s rights under this Agreement may not be made without the Participant’s written consent.

Section 4.6 – Notices

Any notice to be given under the terms of this Agreement to the Corporation shall be addressed to the Corporation in care of its Secretary, and any notice to be given to the Participant shall be addressed to him or her at the address given beneath his or her signature hereto.  By a notice given pursuant to this Section 4.6, either party may hereafter designate a different address for notices to be given to him or her.  Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Corporation of his status and address by written notice under this Section 4.6.  Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.7 – Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.8 – Governing Law

This Agreement shall be administered, interpreted and enforced under the internal substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement.

WASHINGTON GROUP INTERNATIONAL, INC.

By:
Larry L. Myers
Senior Vice President – Human Resources

Participant’s Social Security Number

Participant’s Address

Spousal Consent

The undersigned has read and is familiar with the preceding Agreement and the Plan and hereby consents and agrees to be bound by all the terms of the Agreement and the Plan.  Without limiting the foregoing, the undersigned specifically agrees that the Corporation may rely on any authorization, instruction or election made under the Agreement by the Participant alone and that all of his or her right, title or interest, if any, in the Performance Units, whether arising by operation of community property law, by property settlement or otherwise, shall be subject to all such terms.

Spouse’s Signature

Printed Name